EXHIBIT 8.1

SUBSIDIARIES OF THE REGISTRANT

Following is a list of the Company’s subsidiaries1 as at February 29, 2012:

Leading Brands of Canada, Inc.

-	incorporated provincially in Alberta, Canada

-	also operates as ‘North American Bottling’

1 as defined in rule 1-02(w) of Regulation S-X